Exhibit 16.1

[Letterhead of Arthur Andersen LLP]

June 3, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the first through third paragraphs of Item 4 included in the Form 8–K dated May 29, 2002 of Avenue A, Inc., to be filed with the Securities and Exchange Commission, and are in agreement with all the statements that refer to our firm.

Very truly yours,

/s/    ARTHUR ANDERSEN LLP

Arthur Andersen LLP

cc:	Michael Vernon Chief Financial Officer Avenue A, Inc.